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                                                                    Exhibit 99.3

                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


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                                        |
In re                                   |  Case Nos. 01-41066 through 01-41075
                                        |  Jointly Administered Under Case No.
DRUG EMPORIUM, INC., et al.,            |   01-41066
                                        |  Chapter 11
                                        |
                                Debtors.|  Judge William T. Bodoh
                                        |
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        DECLARATION OF TERRY L. MOORE IN SUPPORT OF CONFIRMATION OF FIRST
                      AMENDED JOINT PLAN OF REORGANIZATION

         1. I, TERRY L. MOORE, provide this statement voluntarily pursuant to 28 U.S.C. ss. 1746 and understand that the statement is being provided to the United States Bankruptcy Court in support of the First Amended Joint Plan of Reorganization filed on July 25, 2001 (as amended, modified and supplemented, the "Plan").

         2. I am presently the Chief Financial Officer and Treasurer of Drug Emporium, Inc. a debtor and debtor-in-possession in these Chapter 11 cases ("DEMP" or the "Debtors"). In that capacity, I direct all finance, treasury and IT functions of the Debtors. I make this Declaration on personal knowledge, in lieu of direct testimony, in support of confirmation of the Debtors'


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Plan. Unless otherwise defined below, capitalized terms used in this Declaration retain the definitions given to them in the Plan.

         3. I was actively involved in the formulation, negotiation, and drafting of the Plan and related documentation and am familiar with all such documentation.

         4. After consultation with Squire, Sanders & Dempsey L.L.P., restructuring counsel for the Debtors, I am aware that Bankruptcy Code ss. 1129(a) sets forth several criteria that must be met in order for the Court to confirm the Plan. I have reviewed the criteria set forth in Bankruptcy Code ss. 1129 and have reviewed the Plan with an eye toward these criteria. I offer the following testimony, made from personal knowledge, with respect to each of the Bankruptcy Code ss. 1129(a) factual criteria as listed below.

         5. Section 1129(a)(1) - The Plan and related documentation constitute all elements of the Debtors' proposed restructuring and every provision of the Plan complies with applicable provisions of the Bankruptcy Code. Every claim against and interest in the Debtors are adequately classified under the Plan, and no provision of the Plan provides for relief beyond what is permissible under the Bankruptcy Code.

         6. Section 1129(a)(2) - As Plan proponent, the Debtors have at all times conducted themselves in accordance with Chapter 11 of the Bankruptcy Code, including without limitation: (a) conducting the solicitation of votes on the Plan in a manner consistent with the Court's ORDER APPROVING DISCLOSURE STATEMENT PURSUANT TO 11 U.S.C. SS. 1125 (the "Balloting Order") and with Bankruptcy Code ss. 1126; (b) complying with all aspects of all other Orders oF the Court; and (c) operating its business within the confines established by the Bankruptcy Code and Orders of the Court.

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         7. Section 1129(a)(3) - The Plan provides for the complete restructuring of the Debtors' debts and A reorganization of the Debtors' business. In addition, the Plan provides for the cancellation of all existing equity interests in DEMP and the sale of the newly-issued equity interests in Reorganized Drug Emporium (as defined in the Plan) to Snyder's Drug Stores, Inc. ("Snyder's"). In accomplishing these goals, the Debtors have provided for the satisfaction of every claim against, and interest in, the Debtors under the Plan in one fashion or another. The Debtors have made every effort - and believes they have succeeded - to treat all similarly-situated creditors equally and fairly. The burden of the Debtors' reorganization was not placed disproportionately on one class of creditors or another, EXCEPT TO the extent that priorities among classes of creditors dictated by the Bankruptcy Code required certain disproportionate treatment among certain creditors. Under all circumstances, even though the Plan does not provide for payment in full of all claims and interests, the Plan does fairly achieve the overall reorganization of the Debtors for the benefit of all creditors, a result consistent with the objectives and purposes of Chapter 11 - that is, to enable a distressed business such as the Debtors' to reorganize its affairs in order to prevent the loss of jobs and the adverse economic effects associated with disposing of the Debtors' assets at some markedly depressed liquidation value. By contrast, were the Debtors' assets simply liquidated under Chapter 7 of the Bankruptcy Code, I believe general unsecured creditors would receive little or no distributions on account of their claims.

         8. Section 1129(a)(4) - All payments made or to be made by the Debtors (as Plan proponent) under the Plan or bY the Liquidating Trustee on behalf of the Liquidating Trust, for services or for costs and expenses in or in connection with these Chapter 11 cases, or in connection with the Plan and incident to these Chapter 11 cases, have been approved by this Court or are subject to this Court's approval.

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         9. Section 1129(a)(5) - Pursuant to Section 6.1.5 of the Plan, the
Debtors' existing officers and directors wilL be terminated without cause as of the Effective Date. Following the Effective Date and pursuant to Section 6.1.5 of the Plan, some of the Debtors' officers may be retained by Reorganized Drug Emporium. To the extent any of the existing officers are retained following the Effective Date by Reorganized Drug Emporium, the continuance in office of such officers will benefit creditors by facilitating a smooth transition from bankruptcy. As the holder of all of the capital stock in Reorganized Drug Emporium, Snyder's will have authority to elect new officers and directors in the post-bankruptcy period. The Plan and the Disclosure Statement include disclosure of the essential personal information and the affiliations of the new senior officers and directors of Reorganized Drug Emporium.

         10. Section 1129(a)(6) - This section requires governmental and regulatory approval of any rate change implementeD under the terms of the Plan. The Debtors do not believe that this provision is applicable to its reorganized business since the Debtors do not charge consumers rates for goods or services subject to governmental or regulatory oversight. Accordingly, the Debtors do not believe that the requirements set forth in Bankruptcy Code ss. 1129(a)(6) apply to the Debtors' business or to the Plan.

         11. Section 1129(a)(7) - I have reviewed the BALLOT REPORT (the "Ballot Report"), prepared by counsel for the Debtors', Squire, Sanders & Dempsey L.L.P. and our financial advisor and voting agent, Andersen, LLP ("Andersen" or the "Voting Agent") which I believe completely and accurately reflects and summarizes the ballots received by Andersen, indicating creditors' votes to accept or reject the Plan. With respect to Classes 3 and 6 under the Plan (that is, the impaired Classes of Claims entitled to vote under the Plan), each holder of a Claim in such Class has either accepted the Plan or will receive or retain under the Plan on account of such claim

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property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated.

         12. Section 1129(a)(8) - As reflected on the Ballot Report, Classes 3 and 6 under the Plan (i.e., the impaireD classes of claims entitled to vote under the Plan) have all voted to accept the Plan:

              a. Class 3 contained one creditor, who submitted a ballot accepting the Plan.

              b. With respect to Class 6, the Voting Agent received 404 eligible ballots, 377 of which reflected acceptances to the Plan (including those not indicating an acceptance or rejection, which were counted as acceptances in accordance with the Balloting Order) and 27 of which reflected rejections. In all, approximately 93% in number of Claims and 97% in amount of Claims in Class 6 voted to accept the Plan.

              c. With respect to Classes 1, 2 under the Plan, no votes were solicited for holders of Claims in those Classes since those Classes are unimpaired under the Plan and therefore deemed to have accepted the Plan.

              d. Class 4 is unimpaired under the Plan and therefore deemed to have accepted the Plan.

              e. Class 5 is comprised of persons holding general unsecured claims of less than five hundred dollars ($500), NOT including Note Claims (as defined in the Plan). Class 5 claimants are not impaired under the Plan and are deemed to have accepted the Plan. Ballots sent to Class 6 claimants (not holding Note Claims) contained an option to voluntarily reduce the amount of the claimant's claim in order to be treated as a Class 5 claimant. 249 claimants chose this option.

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              f. With respect to Classes 7 and 8 under the Plan, no votes were solicited for holders of Claims in those Classes since those Classes will not receive or retain any property under the Plan and therefore deemed to have rejected the Plan.

         13. Section 1129(a)(9) - Under most circumstances, the Plan provides for full payment in cash of all AlloweD Priority Claims on the Effective Date. In certain other circumstances, the Plan provides for deferred cash payments equal to the amount of such claims in accordance with Bankruptcy Code ss. 1129(a)(9)(B)(i) and (C). FoR example, the Plan provides that Allowed Priority Tax Claims will be paid in full in cash on the Effective Date, unless Reorganized Drug Emporium elects to pay such claims through deferred cash payments, over a period not exceeding six years after the date of assessment of such a claim, of a value as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim.

         14. Section 1129(a)(10) - As stated above and as reflected in the Ballot Report, all Classes of Claims entitled tO vote on the Plan - Classes 3, 4 and 6 - have all voted to accept the Plan.

         15. Section 1129(a)(11). This Section requires that the Court conclude that the Plan is "feasible," in thaT confirmation of the Plan is not likely to be followed by the liquidation or need for further reorganization of the Debtors, and that the Plan has a reasonable probability of success. The feasibility of the Plan is dependent upon Snyder's ability to obtain sufficient funds through a comprehensive working capital facility in conjunction with the occurrence of the Effective Date. Snyder's has informed me that it expects the Effective Date to occur by the latter part of September 2001. In that regard, Snyder's has obtained a commitment from the CIT Group/Business Credit, Inc. ("CITBC") dated as of August 24, 2001, to provide a senior secured revolving credit facility in the amount of up to $160 million. A copy of the CITBC commitment letter has been filed with the Court. The CITBC commitment requires, among other things, that

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Snyder's also obtain a commitment for a subordinated term loan from TD
Securities, Inc. ("TD") in the approximate amount of $40 million. As of the date of my Affidavit, I have not received an executed copy of a commitment letter from TD. I have been advised by representatives of Snyder's that the TD commitment letter is forthcoming. Subject to the reservations concerning the timing of the Effective Date described below, based upon certain projections provided by Snyders, the financing facilities to be provided by both CITBC and TD, together with the restructuring of the McKesson indebtedness should give the Debtors sufficient funds to consummate the Plan and make the distributions required thereunder. In that regard, and after consultation with our financial advisors, I believe that the Debtors will have sufficient availability under their current debtor-in-possession credit facilities until the latter part of September 2001. If the Effective Date is delayed or the funding to be made available under the contemplated CITBC and TD credit facilities is not made available by the latter part of September 2001, the Debtors will require an additional infusion of capital or will have to make material modifications to their normal inventory purchasing practices in order to have sufficient liquidity to operate as a going concern thereafter.

         16. Section 1129(a)(12) - To the extent that all fees payable to the United States trustee under 28 U.S.C.ss. 1930(a)(6) have not been paid, the Plan provides for the payment of all such fees on the Effective Date oF the Plan or as they come due after such time.

         17. Section 1129(a)(13) - This section requires that the Plan provide for the continuation of all retiree benefitS under collective bargaining agreements. The Debtors are not parties to any collective bargaining agreements.

         18. The principal purpose of the Plan is to effect an overall restructuring of the Debtors' debts and to reorganize the Debtors' business affairs. The principal purpose of the Plan

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is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

         19. The Debtors, in consultation with SDS, determined to assume those executory contracts and unexpired nonresidential real property leases as identified in the "MOTION FOR AN ORDER: (1) AUTHORIZING DEBTORS TO ASSUME OR REJECT CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED NON-RESIDENTIAL REAL PROPERTY LEASES; AND (2) ADJUDICATING PROPOSED CURE PAYMENTS PURSUANT TO SECTIONS 365 (a) AND (b) OF THE BANKRUPTCY CODE" filed on August 7, 2001 and the "ADDENDUM TO MOTION FOR AN ORDER: (1) AUTHORIZING DEBTORS TO ASSUME OR REJECT CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED NON-RESIDENTIAL REAL PROPERTY LEASES; AND (2) ADJUDICATING PROPOSED CURE PAYMENTS PURSUANT TO SECTIONS 365 (a) AND (b) OF THE BANKRUPTCY CODE" filed on August 17, 2001 (collectively, the "Contract Motion"). In the Debtors' reasonable business judgment, the contracts and leases to be assumed pursuant to the Contract Motion are beneficial to the Debtors' continued business operations and necessary for the efficient pursuit of the Debtors' business objectives.

         20. Also in the Contract Motion, the Debtors identified the executory contracts and unexpired nonresidential real property leases the Debtors believe should be rejected. In the Debtors' reasonable business judgment, the contracts and leases proposed to be rejected pursuant to the Contract Motion represent operational and financial burdens to the Debtors outweighing any benefit to the Debtors' business to be derived from them. These contracts and leases are, therefore, unnecessary to the Debtors' ongoing business operations and would, if not rejected, be a detriment to the pursuit of the Debtors' business objectives.


                                        /s/ Terry L. Moore
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                                        TERRY L. MOORE


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